EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148024 on Form S-8 of MetLife, Inc., of our report dated June 20, 2016, relating to the financial statements and supplemental schedule of the New England Life Insurance Company Agents’ Retirement Plan and Trust which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965), appearing in this Annual Report on Form 11-K of the New England Life Insurance Company Agents’ Retirement Plan and Trust for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants
Tampa, Florida
June 20, 2016